Exhibit 23.5

Consent of Independent Auditors

The Board of Directors
Brigham Resources Operating, LLC:

We consent to the use of our report dated March 31, 2017, with respect to the consolidated and combined balance sheets of Brigham Resources Operating, LLC as of December 31, 2016, 2015, and 2014, and the related consolidated and combined statements of operations, members’ equity, and cash flows for each of the years then ended, incorporated by reference and to the reference to our firm under the caption “Experts” in this registration statement on Form S-3 of Diamondback Energy, Inc.

/s/ KPMG LLP

Dallas, Texas
May 30, 2017